ARVIDA/JMB PARTNERS, L.P.-II
SEPTEMBER 30, 1996 - FORM 10Q
EXHIBIT 4.13

                                                   AMENDMENT OF
                                      FORBEARANCE AND MODIFICATION AGREEMENTS


         THIS AMENDMENT OF FORBEARANCE AND MODIFICATION AGREEMENTS (this "AMENDMENT") is made as of this 24 day of September, 1996, by and among ARVIDA/JMB PARTNERS, L.P.-II, a Delaware limited partnership ("BORROWER"), HEATHROW DEVELOPMENT ASSOCIATES, LTD., a Florida limited partnership ("HEATHROW PARTNERSHIP"), and EAGLE WATCH PARTNERS, a Georgia general partnership ("EAGLE WATCH PARTNERSHIP") (Borrower, Heathrow Partnership, and Eagle Watch Partnership may be referred to herein as the "BORROWER PARTIES"), BANK OF AMERICA ILLINOIS ("BAI"), formerly known as Continental Bank N.A. and Continental Bank, in its capacities as Managing Co-Agent and Lender under the Co-Lenders' Agreement for the benefit of the Lenders and under the Amended and Restated Credit Agreement (as defined herein) and as Agent and Lender under the Credit Agreement (as defined herein), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BA NT&SA") in its capacities as Co-Agent and Lender under the Co-Lenders' Agreement for the benefit of the Lenders and under the Amended and Restated Credit Agreement and as Lender under the Credit Agreement. BAI and BA NT&SA may be referred to herein as the "CO-LENDERS."


                                                     RECITALS

     A. The Co-Lenders and Borrower have entered into that certain Amended and Restated Credit Agreement dated as of June 23, 1992 (the "AMENDED AND RESTATED CREDIT AGREEMENT"), pursuant to which, among other things, (i) Borrower has executed and delivered certain promissory notes in the aggregate principal amount of $130,698,161.30, and (ii) the Borrower Parties have executed and delivered the "SECURITY DOCUMENTS," including the "MORTGAGES" (all as defined in the Amended and Restated Credit Agreement). The indebtedness and obligations of the Borrower Parties under such notes and Security Documents are collectively referred to as the "SENIOR OBLIGATIONS."

         B. Co-Lenders and Borrower have entered into that certain Credit Agreement dated as of June 23, 1992 (the "CREDIT AGREEMENT"), pursuant to which, among other things, (i) Borrower has executed and delivered certain promissory notes in the aggregate principal amount of $14,301,838.70, and
(ii) the Borrower Parties have executed and delivered certain mortgages, deeds of trust, and other security instruments creating liens that are junior and subordinate in priority to the liens of the Security Documents and Mortgages referred to in the preceding paragraph. The indebtedness and obligations of the Borrower Parties under such notes, mortgages, deeds of trust and other security instruments are collectively referred to as the "SUBORDINATE OBLIGATIONS." The Senior Obligations and the Subordinate Obligations are sometimes hereinafter collectively called the "CREDIT FACILITIES."

         C. Borrower's obligations under the Credit Agreement and the Amended and Restated Credit Agreement are in default. Co-Lenders have forborne from exercising certain of their rights and remedies on account of such defaults but Co-Lenders have no obligation to continue such forbearance and may discontinue such forbearance at any time.

         D. The Co-Lenders and the Borrower Parties have entered into that certain Forbearance and Modification Agreement (Amended and Restated Credit Agreement) dated March 21, 1995 (the "SENIOR FORBEARANCE AND MODIFICATION AGREEMENT") modifying certain terms of the Amended and Restated Credit
Agreement and that certain Forbearance and Modification Agreement (Credit Agreement) dated March 21, 1995 (the "SUBORDINATE FORBEARANCE AND
MODIFICATION AGREEMENT") modifying certain terms of the Credit Agreement.
The Senior Forbearance and Modification Agreement and the Subordinate Forbearance and Modification Agreement have been modified by certain letter agreements between the Co-Lenders and the Borrower Parties dated
October 3, 1995, October 31, 1995, March 28, 1996, June 3, 1996 and June
6,1996.  The Senior Forbearance and Modification Agreement and the
Subordinate Forbearance and Modification Agreement as so modified are herein collectively referred to as the "FORBEARANCE AGREEMENTS."

         E. The Senior Obligations and the Subordinate Obligations are secured by liens on certain real property located in Orange County, California together with certain related personal property (collectively, the "TALEGA PROPERTY"), certain real property located in Seminole County, Florida together with certain related personal property (collectively, the "MARKET SQUARE PROPERTY"), certain real property located in Cherokee
County, Georgia consisting of (2) Lots in the development known as "Eagle Watch" together with certain related personal property (collectively, the "EAGLE WATCH LOTS") and certain real property located in Orange County, Florida, consisting of the sales office at the development known as "Wesmere" together with certain related personal property (collectively, the "WESMERE SALES OFFICE") The Talega Property, the Market Square Property, the Eagle Watch Lots and the Wesmere Sales Office are sometimes hereinafter collectively called the "REAL PROPERTY ASSETS." The Borrower Parties are attempting to sell the Real Property Assets and desire to continue such sales efforts.

         F. In addition to the Real Property Assets, Borrower owns (a) a claim (the "PALM BEACH CLAIM") which was filed as part of that certain
Chapter 11 bankruptcy proceeding entitled IN RE LANDMARK LAND COMPANY OF FLORIDA INC. (Civil Action No. 2:91-3291-1/5291-1), currently pending in the U.S. District Court for South Carolina (Charleston Div.) sitting in bankruptcy and (b) certain other assets (herein collectively called the "OTHER ASSETS") including cash and refundable deposits.

         G. In order to facilitate the Borrower Parties' efforts to sell the Real Property Assets and reduce their obligations under the Senior Obligations and the Subordinate Obligations, the Borrower Parties have requested that the Co-Lenders agree to forbear from exercising certain rights and remedies for Borrower's defaults until March 31, 1997, agree to release the Real Property Assets upon the payment of certain release payments as described below, which payments are to be applied to the Senior Obligations and the Subordinate Obligations, and agree to cancel certain portions of the Senior Obligations and the Subordinate Obligations. The Co-Lenders are willing to so agree on the terms and conditions set forth herein.

                                                    AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     SECTION 1.  FORBEARANCE.

         (a) Subject to the terms and conditions set forth herein, the Co-Lenders agree to forbear from taking any or all of the following actions on account of the defaults under the Credit Agreement and/or the Amended and Restated Credit Agreement prior to the Termination Date (as defined below):
                  (i) Filing suit to collect any of the Senior Obligations or the Subordinate Obligations.
                  (ii) Commencing foreclosure proceedings against any of the Real Property Assets.
                  (iii) Commencing any action for the appointment of a receiver for any of the Real Property Assets.

         (b) Nothing in this Amendment shall obligate the Co-Lenders to forbear from exercising any other right or remedy for the defaults under the Credit Agreement and the Amended and Restated Credit Agreement in the Co-Lenders' sole and absolute discretion including, without limitation, giving notices of default, accelerating any obligation, demanding payment or performance of any obligation, imposing or collecting late charges, default interest, advancing funds to preserve and protect collateral, and engaging counsel and other professionals.

         (c) The Co-Lenders' agreement to forbear shall terminate automatically and without demand, notice, grace period or right to cure upon the date (the "TERMINATION DATE") the first of any of the following events (each, a "TERMINATION EVENT") occurs:

                  (i)               The close of business on March 31, 1997.
                  (ii) The filing by or against any of the Borrower Parties of a petition under Title 11 U.S.C. which is not dismissed within sixty (60) days.
                  (iii) The filing by any Borrower Party of any action against any Co-Lender for damages, injunctive relief or any other relief relating to the Credit Agreement or the Amended and Restated Credit Agreement or the Senior Obligations or the Subordinate Obligations or any collateral therefor.
                  (iv) The occurrence after the date hereof of (A) any Event of Default (excluding any Event of Default existing as of the date of this Amendment) under the Credit Agreement or the Amended and Restated Credit Agreement which materially and adversely affects any real or personal property collateral for the Senior Obligations or the Subordinate Obligations or any of the Co-Lenders' interests therein, or (B) any default by any of the Borrower Parties under this Agreement.

         SECTION 2. RELEASE OF TALEGA PROPERTY. In the event that Borrower consummates a sale of the Talega Property (the "TALEGA SALE") prior to the occurrence of the Termination Date, the Co-Lenders shall release the Talega Property from the liens of all security instruments in favor of the Co-Lenders provided that the following conditions have been satisfied by the Borrower Parties:

         (a) Immediately upon the closing of such sale, the Co-Lenders shall receive a release payment (the "TALEGA RELEASE PAYMENT") equal to the greater of (i) all net proceeds of the sale or (ii) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00). Not less than ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00) of the Talega Release Payment shall be paid to the Co-Lenders in cash in immediately available funds. Not more than NINE MILLION AND NO/100 DOLLARS ($9,000,000.00) of the Talega Release Payment may, at Borrower's election, be paid by a fully assignable promissory note (the "TALEGA SALE NOTE") executed by the purchaser to the order of Borrower, bearing no interest (provided that the Talega Sale Note shall bear interest upon default) and payable by periodic principal reductions, maturing not later than six (6) years after the date thereof, and which is secured by a deed of trust (the "TALEGA SALE DEED OF TRUST") encumbering the Talega Property and assigned to the Co-Lenders pursuant to an assignment of note and deed of trust, in recordable form, (the "TALEGA SALE ASSIGNMENT").

         (b) The Talega Sale Note, if any, shall be delivered to the Co-Lenders, and the Talega Sale Deed of Trust and the Talega Sale Assignment shall be recorded in the Official Records of Orange County, California.

         (c) BA NT&SA shall have no further liability under the Talega Letters of Credit and BA NT&SA shall be protected from liability for draws thereon either by the return of the Talega Letters of Credit to BA NT&SA or by such other means as BA NT&SA may, in its sole and absolute discretion, accept.

         (d) The Co-Lenders shall have no obligation to pay any costs or expenses of the closing of the Talega Sale; provided that Borrower's share of such costs and expenses may be deducted from the proceeds of such sale, subject to paragraph (a) of this Section 2.

         (e) Not less than three (3) business days prior to the closing, the Co-Lenders shall have received and approved a pro forma closing statement prepared by the escrow agent and immediately after the closing shall receive a copy of the final closing statement prepared by the escrow officer which shall not vary substantially from the pro forma closing statement previously approved.

     SECTION 3. RELEASE OF MARKET SQUARE PROPERTY. In the event that Heathrow Partnership consummates a sale of the Market Square Property (the "MARKET SQUARE SALE") prior to the occurrence of the Termination Date, the Co-Lenders shall release the Market Square Property from the liens of all security instruments in favor of the Co-Lenders provided that the following conditions are satisfied by the Borrower Parties:

         (a) Immediately upon the closing of such sale, the Co-Lenders shall receive a release payment (the "MARKET SQUARE RELEASE PAYMENT") equal to the greater of (i) all net proceeds of the sale or (ii) FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) paid to the Co-Lenders in cash in immediately available funds.

         (b) The Co-Lenders shall have no obligation to pay any costs or expenses of the closing of the Market Square Sale; provided that Heathrow Partnership's share of such costs and expenses may be deducted from the proceeds of such sale, subject to paragraph (a) of this Section 3.

         (c) Not less than three (3) business days prior to the closing, the Co-Lenders shall have received and approved a pro forma closing statement prepared by the escrow agent and immediately after the closing shall receive a copy of the final closing statement prepared by the escrow officer which shall not vary substantially from the pro forma closing statement previously approved.

     SECTION 4. RELEASE OF EAGLE WATCH LOTS. In the event that one of Eagle Watch Partnership consummates a sale of either or both of the Eagle Watch Lots (each, an "EAGLE WATCH LOT SALE") prior to the occurrence of the Termination Date, the Co-Lenders shall release the affected Eagle Watch Lot from the liens of all security instruments in favor of the Co-Lenders provided that the following conditions are satisfied by the Borrower
Parties:

         (a) Immediately upon the closing of each such sale, the Co-Lenders shall receive a release payment (the "EAGLE WATCH LOT RELEASE PAYMENT") paid to the Co-Lenders in cash in immediately available funds in an amount equal to the greater of (i) all net proceeds of the sale or (ii) the sum of
(A) THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00) for Lot #279 and (B) THIRTY-FIVE THOUSAND AND NO/100 DOLLARS ($35,000.00) for Lot #108.

         (b) The Co-Lenders shall have no obligation to pay any costs or expenses of the closing of an Eagle Watch Lot Sale; provided that Eagle
Watch Partnership's share of such costs and expenses may be deducted from the proceeds of such sale, subject to paragraph (a) of this Section 4.

         (c) Not less than three (3) business days prior to the closing of an Eagle Watch Lot Sale, the Co-Lenders shall have received and approved a pro forma closing statement prepared by the escrow agent and immediately after the closing shall receive a copy of the final closing statement prepared by the escrow officer which shall not vary substantially from the pro forma closing statement previously approved.

     SECTION 5. RELEASE OF WESMERE SALES OFFICE. In the event that one of the Borrower Parties consummates a sale of the Wesmere Sales Office (the "WESMERE SALE") prior to the occurrence of the Termination Date, the Co-Lenders shall release the Wesmere Sales Office from the liens of all security instruments in favor of the Co-Lenders provided that the following conditions are satisfied by the Borrower Parties:

         (a) Immediately upon the closing of such sale, the Co-Lenders shall receive a release payment (the "WESMERE RELEASE PAYMENT") paid to the Co-Lenders in cash in immediately available funds in an amount equal to the greater of (i) all net proceeds of the sale or (ii) NINETY THOUSAND AND NO/100 DOLLARS ($90,000.00) .

         (b) The Co-Lenders shall have no obligation to pay any costs or expenses of the closing of the Wesmere Sale; provided that Borrower's share of such costs and expenses may be deducted from the proceeds of such sale, subject to paragraph (a) of this Section 5.

         (c) Not less than three (3) business days prior to the closing, the Co-Lenders shall have received and approved a pro forma closing statement prepared by the escrow agent and immediately after the closing shall receive a copy of the final closing statement prepared by the escrow officer which shall not vary substantially from the pro forma closing statement previously approved.

     SECTION 6. ADDITIONAL PROVISIONS RELATING TO SALES OF THE REAL PROPERTY ASSETS.

         (a) If Borrower desires to consummate any one or all of the Talega Sale, the Market Square Sale, the Eagle Watch Lot Sales and the Wesmere
Sale and any condition set forth herein to any such Sale has not been satisfied, at the request of Borrower the Co-Lenders may, in their sole and absolute discretion but without any obligation to do so, do either of the following with respect to each such unsatisfied condition: (i) waive any such condition in whole or in part in writing or (ii) permit the Sale to be consummated in accordance with Section 2, Section 3, Section 4 or Section
5, as applicable, notwithstanding that any such condition is not satisfied, in which event the Borrower Parties shall remain liable to satisfy such condition. Any such condition may only be waived in writing executed by the Co-Lenders and stating the intent of the Co-Lenders to waive such condition. No oral waiver shall be effective and no waiver shall be inferred or implied by any conduct or statement of Co-Lenders or receipt or acceptance of all or any proceeds of either or both such Sales. The
Borrower Parties agree to execute and deliver to the Co-Lenders written agreements reasonably satisfactory to the Co-Lenders to satisfy any unwaived conditions not satisfied prior to Sale.

         (b) The Talega Release Payment, the Market Square Release Payment, the Eagle Watch Lot Release Payments and the Wesmere Release Payment, as applicable, shall be applied by the Co-Lenders to the Senior Obligations and/or the Subordinate Obligations as the Co-Lenders shall, in their sole and absolute discretion, determine.

         (c) All funds comprising the Talega Release Payment, the Market Square Release Payment, each of the Eagle Watch Lot Release Payments and the Wesmere Release Payment, as applicable, shall be provided by the purchaser or purchasers through the respective purchase price and no portion of the Talega Release Payment or the Market Square Release Payment shall be provided by Borrower from Borrower's funds.

         (d) No Borrower Party shall enter into any agreement for the sale any Real Property Assets unless BA NT&SA shall have approved the same.

     SECTION 7.  DEBT CANCELLATION.
     (a) Upon the full execution and delivery of this Amendment by the parties hereto, the Co-Lenders hereby forgive, waive and cancel a portion of the accrued and unpaid interest on the Credit Facilities (the "CANCELED INTEREST") in the aggregate amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), of which Two Million and no/100 DOLLARS ($2,000,000.00)
shall be allocated to interest on the Credit Facility known as the "Revolver" and Eighteen Million and no/100 DOLLARS ($18,000,000.00) shall be allocated to interest on the Credit Facility known as the "Term B Loan."
The cancellation of the Canceled Interest shall not obligate the Co-Lenders to refund to the Borrower Parties any interest, principal or other amounts previously or hereafter received from any Borrower Party or otherwise received by the Co-Lenders in respect of the Credit Facilities. The foregoing cancellation of the Canceled Interest shall constitute only a reduction in the indebtedness of the obligations of the Borrower Parties concurrently owing to the Co-Lenders in respect of the Credit Facilities.

     (b) During the period from the date of this Amendment to the Forgiveness Date (as defined below), Borrower:

              (i) shall use diligent, good faith efforts to sell all of its Real Property Assets for cash prices (net of the expenses of sale) which are not less than those shown on the Cash Flow Projections attached hereto as Exhibit A.

              (ii) shall maintain operating expenses at the levels set forth on the Cash Flow Projection and shall not incur any new or additional liabilities of any kind except in the ordinary course of business of Borrower and shall not in any event incur any liabilities of any kind to the Borrower Parties or to any of their respective affiliates other than as set forth in the Cash Flow Projections without the prior written consent of the Co-Lenders, which the Co-Lenders may grant or withhold in their sole and absolute discretion.

              (iii) shall apply all cash receipts from the sales of Real Property Assets after paying the expenses of sale and all cash receipts from other operations after paying the expenses referenced in subsection (ii) to make principal reductions payments in cash (including the Talega Release Payment, the Market Square Release Payment, the Eagle Watch Lot Release Payments and the Wesmere Release Payment, as applicable, but excluding the amount of the Talega Sale
         Note) in the aggregate amount of not less than FOURTEEN MILLION THREE HUNDRED TWENTY-THREE THOUSAND AND NO/100 DOLLARS ($14,323,000.00).
              (iv) shall pay to the Co-Lenders immediately upon Borrower's receipt thereof all recoveries relating to the Palm
         Beach Claim received by Borrower.

     (c) The Co-Lenders agree to forgive, waive and relinquish all of the then unpaid principal balances of the Credit Facilities together with all then accrued and unpaid interest thereon, all then accrued and unpaid letter of credit fees and all other amounts then owing and unpaid in respect of the Credit Facilities, upon the Forgiveness Date (as defined below); provided, however, that if the Forgiveness Date has not occurred by March 31, 1997, then the Co-Lenders' obligations under this Section 7(c) shall terminate and the forgiveness, waiver and relinquishment set forth in this Section 7(c) shall be null and void and of no force or effect;
provided further, that the Co-Lenders' agreement is made subject to the express condition subsequent that Borrower shall fully and timely satisfy its obligations under Section 7(d) below. The "FORGIVENESS DATE" shall mean the date on which all of the following events shall have occurred:

     (i)          Borrower shall have made the payment specified in
Section 7(b)(iii) above.

     (ii) Borrower shall have executed and delivered to the Co-Lenders an Affidavit of Financial Condition in a form acceptable to the Co-Lenders listing all of Borrower's assets, interests and debts as of the Forgiveness Date.

     (iii) Borrower shall have executed and delivered to the Co-Lenders all documents necessary or appropriate to assign absolutely and transfer to the Co-Lenders any and all rights of Borrower to any further recoveries
(net of expenses and subject to existing contingent fee arrangements) relating to the Palm Beach Claim that may arise from and after the date of such assignment, all of which documents shall be in form and content reasonably acceptable to the Co-Lenders. To that end, Borrower and any other parties with an interest in the Palm Beach Claim shall have executed any and all additional assignments or other documents reasonably required by the Co-Lenders to effectuate the foregoing including, without limitation, any substitutions of parties or counsel required by the Co-Lenders to enable the Co-Lenders (or the Co-Lenders' designee) to prosecute the Palm Beach Claim following such assignment. Neither anything in this Agreement, any assignment of the Palm Beach Claim to the Co-Lenders, the substitution of Co-Lenders or the Co-Lenders' designee as a party to the proceeding in which the Palm Beach Claim is pending, or the receipt by the Co-Lenders of any recoveries on the Palm Beach Claim shall constitute an assumption by the Co-Lenders of, or otherwise operate to make the Co-
Lenders liable for, any liabilities, costs, judgments, expenses or other obligation relating to the Palm Beach Claim whether by way of judgment on any counterclaim, cross claim or cross complaint, award of court costs, sanctions or attorneys' fees or, except as expressly agreed to by the Co-Lenders in writing, any attorneys' fees, disbursements, witness fees or other costs or expenses owing to the plaintiff's counsel or other person.

     (iv) Borrower shall have assigned and conveyed to the Co-Lenders all of its right, title and interest in and to any of its Real Property Assets which shall not have been previously sold pursuant to the terms hereof.

     (v) Borrower shall have assigned to the Co-Lenders all of its right, title and interest in and to all of its Other Assets except for a cash reserve in an amount reasonably acceptable to the Co-Lenders to cover the costs and expenses of the dissolution of Borrower.

     (vi) Borrower shall execute any and all additional assignments or other documents and take any and all other actions as may reasonably be required by the Co-Lenders to effectuate the assignment and transfer of its Other Assets and its remaining Real Property Assets and all such documents shall be in form and content reasonably acceptable to the Co-Lenders.

     (vii) Borrower shall have performed all of its obligations under this Amendment and shall not be in default under this Amendment in any material respect.

     (d) In consideration of the cancellation of debt by the Co-Lenders as set forth in Section 7(c) above, Borrower agrees as follows:

              (i) Borrower shall not incur any material debts or any material liabilities of any kind from and after the Forgiveness Date.

              (ii) On the Forgiveness Date, Borrower shall take all steps necessary or appropriate to dissolve Borrower, and shall proceed with the winding up of Borrower as quickly as possible thereafter.
         Borrower shall provide to the Co-Lenders each month a written accounting of the progress of the winding up (including without limitation, names and claims of and amounts paid to all creditors).

              (iii) As the final step in winding up its business, Borrower shall assign and transfer to the Co-Lenders all of Borrower's remaining net assets and interests. Borrower shall execute any and all additional assignments or other documents and take any and all other actions as reasonably may be required by the Co-Lenders to effectuate such assignment and transfer and all such documents shall be in form and content reasonably acceptable to the Co-Lenders.

     SECTION 8.  DEFAULT.

     (a) The occurrence of any of the following shall constitute a default by the Borrower Parties under this Amendment: (i) the failure by any of the Borrower Parties to take any required act or refrain from taking any prohibited act under this Amendment in any material respect, or
(ii) the occurrence of any "Event of Default" or default by any of the Borrower Parties under any of the Amended Agreements (as defined in Section 9(a) below) from and after the date of this Amendment other than any Event of Default or other default existing as of the date hereof. The Borrower Parties hereby waive any notice, demand, presentment and all other conditions (precedent or otherwise) to the acceleration of any and all such Senior Obligations.

     (b) By reason of the occurrence of any such Event of Default, the Co-Lenders do and at all times hereafter shall have the right to pursue and obtain any and all remedies at law, in equity or under or pursuant to any of the Amended Agreements at any time and without further notice.


     SECTION 9.  MISCELLANEOUS.

     (a) Except as modified hereby, the Forbearance Agreements, the Credit Agreement, the Amended and Restated Credit Agreement and all other agreements between the Co-Lenders and the Borrower Parties relating to the Senior Obligations and the Subordinate Obligations (collectively, the "AMENDED AGREEMENTS") shall remain in full force and effect.

     (b) This Amendment is subject to the provisions of Section 9.29 of the Forbearance Agreements.

     (c) This Amendment may be executed in counterparts, and all counterparts shall constitute but one and the same document.

     (d) If any court of competent jurisdiction determines any provisions of this Amendment to be invalid, illegal or unenforceable, that portion shall be deemed severed from the remainder of this Amendment and the remainder of this Amendment shall remain in full force and effect as though such invalid, illegal or unenforceable portion had never been a part of this Amendment.

     (e) Time is of the essence of this Amendment and each and every provision hereof.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                  ARVIDA/JMB PARTNERS, L.P.-II,
                  a Delaware limited partnership

                  By:      Arvida/JMB Managers-II, Inc.,
                           General Partner

                           By:
                           Name:
                           Title:


                  HEATHROW DEVELOPMENT ASSOCIATES, LTD., a Florida limited partnership

                  By:      Arvida/JMB Partners, L.P.-II,
                           General Partner

                           By:      Arvida/JMB Managers-II, Inc.,
                                    General Partner

                                    By:
                                    Name:
                                    Title:


                  EAGLE WATCH PARTNERS,
                  a Georgia general partnership

                  By:      Arvida/JMB Partners, L.P.-II,
                           General Partner

                           By:      Arvida/JMB Managers-II, Inc.,
                                    General Partner

                                    By:
                                    Name:
                                    Title:


                  BANK OF AMERICA ILLINOIS,
                  an Illinois banking corporation
                  in its capacity as Managing Co-Agent

                  By:
                  Name:
                  Title:


                  BANK OF AMERICA ILLINOIS,
                  an Illinois banking corporation
                  in all capacities hereunder other than
                  as Managing Co-Agent

                  By:
                  Name:
                  Title:


                  BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national trust and savings association

                  By:
                  Name:
                  Title:


                  By:
                  Name:
                  Title: